UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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FuelCell Energy, Inc.

(Name of Registrant as Specified in Its Charter)

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This filing consists of the following communications from FuelCell Energy, Inc. (the “Company”) relating to the Company’s Annual Meeting of Stockholders to be held on May 22, 2023. This filing should be read in conjunction with the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission on February 17, 2023 as well as the additional and supplemental materials filed thereafter.

On May 10, 2023, the Company issued the following press release (the “Press Release”):

NEWS RELEASE

FuelCell Energy Adjourns and Will Reconvene its Annual Meeting of Stockholders on May 22, 2023 to Allow Stockholders Additional Time to Vote

5/10/2023

DANBURY, Conn., May 10, 2023 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (Nasdaq: FCEL) has announced that its Annual Meeting of Stockholders has been adjourned until May 22, 2023 at 1:00 p.m. EDT in order to solicit additional proxies and allow stockholders additional time to vote on the proposals set forth in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on February 17, 2023 (the “2023 Proxy Statement”). At that time, the Annual Meeting will be reconvened to vote on the proposals described in the 2023 Proxy Statement.

A Media Snippet accompanying this announcement is available by clicking on the image or link below:

As of May 8, 2023, the Company has received proxies representing a sufficient number of votes to elect each of the director nominees named in the 2023 Proxy Statement and to approve Proposals 2, 3, and 4 (as described in the 2023 Proxy Statement)*, but the Company has not received proxies representing a sufficient number of votes to approve Proposal 5 (the proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock of the Company as described in additional detail in the 2023 Proxy Statement). Approval of Proposal 5 requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date for the Annual Meeting. This means that Proposal 5 requires a greater number of votes for approval than the other proposals described in the 2023 Proxy Statement.

As of May 8, 2023, of the 405,732,053 shares of our common stock outstanding as of the record date for the Annual Meeting, 227,692,874 have voted on Proposal 5. Of these votes, more than 80% were votes FOR Proposal 5*. FuelCell Energy is urging all stockholders to vote immediately for Proposal 5, which would allow FuelCell Energy to increase the number of authorized shares of common stock, providing the Company with needed flexibility to issue shares in the future to take advantage of market conditions or favorable opportunities. As FuelCell Energy has a diverse stockholder base with many investors, every vote received is meaningful.

"We appreciate the strong support of our stockholders who have voted to date and we urge all stockholders – regardless of the number of shares you own – to vote today and help support FuelCell Energy," said Mr. Jason Few, President and Chief Executive Officer.

If Proposal 5 is approved by our stockholders, the number of authorized shares of common stock and the number of shares of common stock available for issuance by FuelCell Energy would increase by 500,000,000 shares. These newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, raising capital for commercialization of our advanced technologies, project advancement and financing, the establishment of collaboration or other strategic agreements, capital raising transactions utilizing equity or convertible debt securities, future at the market or other offerings of common stock, stock splits, stock dividends, issuance under current or future employee stock purchase plans or employee equity plans or for other corporate purposes.

The Board of Directors has recommended that stockholders vote FOR Proposal 5. In addition, leading proxy advisory firm, Institutional Shareholder Services (ISS), has recommended that stockholders vote FOR Proposal 5.

If Proposal 5 is not approved by our stockholders, it will impede FuelCell Energy’s ability to raise equity capital should the need arise. If FuelCell Energy is not able to raise equity capital, it may cause the loss of significant business opportunities, prevent the commercialization of our advanced technologies or completion of projects and limit our ability to execute on our business plan, any of which could adversely affect our financial performance, growth and ability to continue our operations. For additional information, prior to casting your vote, please review Proposal 5 in the 2023 Proxy Statement in its entirety.

Every vote matters. Holders of shares of our common stock as of the close of business on the record date of February 10, 2023 who have not yet voted are encouraged to vote today by following the instructions you have previously received. No additional action is required for stockholders who have already voted.

If you have questions or require any assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitation agent, toll-free at 1-800-322-2885 or 212-929-5500 or at proxy@mackenziepartners.com.

The reconvened Annual Meeting on May 22, 2023 will be a completely virtual meeting, conducted via live audio webcast on the Internet. Stockholders will be able to attend, vote at and submit questions during the reconvened Annual Meeting on May 22, 2023 by visiting www.virtualshareholdermeeting.com/FCEL2023 and entering the 16- digit control number included in their notice of internet availability of proxy materials, on their proxy card or in the instructions that accompanied their proxy materials.

* Based on the preliminary vote tabulation report as of May 8, 2023, which will change if stockholders revoke their proxies and/or change their votes and/or if additional stockholders vote their shares.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, and municipalities.

Contact:

FuelCell Energy, Inc. ir@fce.com 203.205.2491

Source: FuelCell Energy, Inc.

In the Press Release, the Company embedded a video from Jason Few, the Company’s President and CEO, which was posted on May 10, 2023 at https://ml.globenewswire.com/1.0/snippet/2200/eng (the “Video”).

Below is the transcript of the Video:

Hello, I’m Jason Few, President and CEO of FuelCell Energy.

I want to let you know that FuelCell Energy’s Annual Meeting of Stockholders has been adjourned until May 22, 2023 at 1:00 p.m., Eastern Time, in order to solicit additional proxies with respect to the proposals set forth in our Definitive Proxy Statement filed with the SEC on February 17, 2023.

I’m reaching out to our stockholders today to encourage those of you who have not yet voted, to please vote by May 22, 2023, the date of our 2023 Annual Meeting of Stockholders.

The good news is that, based on the preliminary vote tabulation report as of May 8th, all of the proposals described in our Definitive Proxy Statement, other than Proposal 5, which is the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock of the Company, have received the necessary votes required for approval. Thank you to all who have voted!

Proposal 5 is a little different than the other proposals on our Definitive Proxy Statement because it requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date for the Annual Meeting to pass. This means that Proposal 5 has a higher threshold for approval than the other proposals. Based on the preliminary vote tabulation report as of May 8, 2023, of the total number of shares of our common stock outstanding as of the record date for the Annual Meeting, more than 227,000,000 have voted on Proposal 5. Of those votes, approximately 80% were votes “FOR” Proposal 5. However, the Company has not yet received a sufficient number of votes to approve Proposal 5. Every vote matters, so please cast your vote today!

If Proposal 5 is approved, the number of authorized shares of common stock and the number of shares of common stock available for issuance would increase by 500,000,000 shares. The additional shares of common stock would provide the Company with needed flexibility to issue shares in the future to take advantage of market conditions or favorable opportunities and would be issuable for proper corporate purposes such as future acquisitions, investment opportunities or raising capital for commercialization of our advanced technologies. An increase in the number of authorized shares in itself will not have a dilutive effect on the ownership percentage of our existing common stockholders. Although actual issuance of additional common stock in the future would have that effect, future issuances could enable acquisitions, investment opportunities, and commercialization of our advanced technologies among other opportunities. We again urge you to make your voice heard and vote your shares today by following the instructions on the screen. On behalf of FuelCell Energy, I thank you for your continued support.

Below is a copy of the information posted on the Company’s Twitter page, https://twitter.com/FuelCell_Energy/status/1656358827506167820, on May 10, 2023:

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PRESS RELEASE: FuelCell Energy Adjourns and Will Reconvene its Annual Meeting of Stockholders on May 22, 2023 to Allow Stockholders Additional Time to Vote. Watch a message from President and CEO Jason Few: investor.fce.com/press-releases...

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